Exhibits 5.2 and 23.5

                      LETTERHEAD OF MABEY & COOMBS, L.C.

September 22, 2005

Board of Directors
Tintic Gold Mining Company
3131 Teton Drive
Salt Lake City, Utah 84109

Re: Legal Opinion regarding the Proposed Stock Dividend Distribution to March 5, 2004 Shareholders of Tintic Gold Mining Co., a Utah corporation (now known as Kiwa Bio-Tech Products Group Corp.) and Consent to Use of Name in Registration Statement

Ladies and Gentlemen:

In our capacity as counsel for Tintic Gold Mining Company, a Nevada corporation (formerly a subsidiary of Tintic Gold Mining Company, a Utah corporation) (the "Company"), we have participated in the corporate proceedings relative to the authorization and issuance of 1,009,643 shares of Common Stock, par value $.001 per share ("Company Common Stock") to the stockholders of record as of March 5, 2004, of Tintic Gold Mining Company, a Utah corporation ("Tintic-Utah") (the "Distribution"), in exchange for all of its right, title and interest, in and to its three (3) patented mining claims located in Juab County, Utah, pursuant to the terms of an Agreement of Distribution by and between Tintic-Utah and the Company (the "Distribution Agreement"). A copy of the Distribution Agreement is included as Exhibit 1.1 to the original registration statement of which the prospectus is a part, all as set out and described in the Company's registration statement on Form SB-2 (File No. 333-119742) under the Securities Act of 1933 (the "Registration Statement") filed on or about October 14, 2004. We have also participated in the preparation and filing of the original Registration Statement and all amended Registration Statements.

Based upon the foregoing and upon our examination of originals (or copies certified to our satisfaction) of the Company's Articles of Incorporation, its Organizational Minutes, any Waivers of Notice of the Organization Meeting, all Ratifications of the Organizational Meeting, all subsequent minutes of the meetings of the board of directors and any Consents of Directors to Corporate Action, all correspondence by and between the Company and its stock transfer agent, Cottonwood Stock Transfer, the Distribution Agreement as well as the minutes and consents authorizing execution of the Distribution Agreement, all closing documents relative to the merger transaction by and between Tintic-Utah and Kiwa Bio-Tech Products Corp., some of which include the requisite corporate authorization on the part of Tintic-Utah to enter into and otherwise execute the Distribution Agreement, various officers' certificates and other documents of the Company and upon inquiry of such officers of the Company as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed, and assuming the accuracy and completeness of all information supplied us by the Company, none of which we have any reason to doubt, we are of the opinion that:

(1) The Company is a corporation duly organized and validly existing under the laws of the State of Nevada and its Constitution;

(2) The Company has taken all requisite corporate action and all action required by the laws of the State of Nevada and its Constitution with respect to the authorization, issuance and sale of the Company Common Stock, to be distributed pursuant to terms and conditions of the Distribution Agreement and the subsequent Registration Statement, as amended;

(3) The 1,009,643 shares of the Company Common Stock, which have been issued and which are currently held in escrow by Cottonwood Stock Transfer for the benefit of March 5, 2004 Tintic-Utah shareholders and which will be physically delivered to such persons in the Distribution in the manner set forth in the Registration Statement, as amended, relating to the Company Common Stock, are duly authorized, validly issued, fully paid and non-assessable shares of the Company Common Stock;

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, and any amendments thereto, and to the references to our firm in the prospectus.

Yours very truly,



                         /s/Mabey & Coombs, L.C.
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                         MABEY & COOMBS, L.C.